State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 09/10/2018
FILED 11:30 AM 09/10/2018
20186586335 - File Number 7050700

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is PunchFlix, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 8 The Green, Ste A (street), in the City of Dover, County of Kent Zip Code 19901. The name of the Registered Agent at such address upon whom process against this corporation may be served is A Registered Agent, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,000,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Joseph Collins
Mailing Address 11705 Willake St. Santa Fe Springs, California
Zip Code 90670

By: [signature]
Incorporator

Name: Joseph Collins
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